Exhibit 10.43

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of April 23, 2025 by and among CITIZENS & NORTHERN CORPORATION, a Pennsylvania business corporation (the "Corporation"), CITIZENS & NORTHERN BANK (the "Bank"), a Pennsylvania chartered bank, and David S. Runk, an adult individual ("Employee").

WITNESSETH:

WHEREAS, the Bank is a wholly-owned subsidiary of the Corporation; and

WHEREAS, Employee currently is employed by Susquehanna Community Financial, Inc. and Susquehanna Community Bank as Chief Executive Officer pursuant to an employment agreement dated as of July  29, 2011 (the "Susquehanna Employment Agreement"); and

WHEREAS, simultaneously with the execution of this Agreement, the Corporation and the Bank have entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which (i) Susquehanna Community Financial, Inc is to be merged with and into the Corporation and (ii) Susquehanna Community Bank is to be merged with and into the Bank (collectively, the "Merger"); and

WHEREAS, the Corporation and the Bank each desire to employ Employee, and Employee desires to accept such employment, effective as of, and contingent upon, the closing of the Merger (the “Effective Date”) all upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and agreements set forth herein and intending to be legally bound, agree as follows:

1.              Employment. Effective as of, and contingent upon, the Effective Date, the Corporation and the Bank each hereby employ Employee and Employee hereby accepts employment with Corporation and the Bank, on the terms and conditions set forth in this Agreement. In the event the Merger Agreement is terminated prior to the Effective Date occurring, this Employment Agreement shall be null and void and of no force or effect.

2.              Duties of Employee. Employee shall serve as an Executive Vice President and Strategic Adviser of the Corporation and the Bank, report to the Bank's Chief Executive Officer in support of the Corporation's mission, vision, strategic goals and operating plans, and shall have such other powers and duties as may from time to time be prescribed by the Corporation and the Bank in their reasonable discretion. Employee shall devote Employee’s full business time, attention and energies to the business of the Corporation and the Bank during the Employment Period (as defined in Section 3 of this Agreement); provided, however, that this Section 2 shall not be construed as preventing Employee from (a) engaging in activities incident or necessary to personal investments, (b) engaging in activities involving charitable, educational, religious or similar organizations or serving as a member of the board of directors of any non-profit association or corporation, or (c) being involved in any other activity with the prior approval of the Corporation or the Bank, which approval shall not be unreasonably withheld, conditioned or delayed. During the Employment Period, the Employee shall not engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation or the Bank, nor may the Employee serve as a director or officer or in any other capacity in a company which competes with the Corporation or the Bank.

3.              Term of Agreement.

3.1             Employment Period. This Agreement shall be for the period (the “Employment Period”) beginning on the Effective Date and, if not previously terminated pursuant to the terms of this Agreement, ending at the close of business on January 31, 2029 (the “Termination Date”).

3.2             Termination for Cause. Notwithstanding the provisions of Section 3.1 of this Agreement, this Agreement may be terminated by the Corporation or the Bank for Cause (as defined herein) upon written notice from the Corporation or the Bank to Employee. As used in this Agreement, "Cause" shall mean any of the following:

a)              Employee's conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Employee for a period of thirty (30) consecutive days or more;

b)              Employee's willful continuing failure to follow the lawful instructions of the Corporation or the Bank (which instructions must be consistent with the terms of this Agreement), after no less than 30 days from the Employee's receipt of written notice, other than a failure resulting from Employee's incapacity because of physical or mental illness;

c)              A government regulatory agency recommends or orders in writing that the Chief Executive Officer of the Corporation or the Bank terminate the employment of the Employee with the Corporation or the Bank or relieve him of his duties as such relate to the Corporation or the Bank;

d)              Employee's intentional and willful violation of any of the provisions of this Agreement;

e)              Conduct on the part of the Employee bringing public discredit to the Bank;

f)               Employee's breach of fiduciary duty involving personal profit; or

g)              Employee's material violation of Bank policies and procedures which is not cured within 30 days after the Bank gives Employee written notice of such violation.

If this Agreement is terminated for Cause, all of Employee's rights under this Agreement shall cease as of the effective date of such termination, except that (i) the Bank shall pay to Employee the unpaid portion, if any, of his Annual Base Salary (as defined herein) through the date of termination, plus the value of accrued but unused vacation as of such date; and (ii) the Bank shall provide to Employee such post-employment benefits, if any, as may be provided for under the terms of the employee benefit plans of the Bank then in effect.

3.3            Termination for Good Reason. Notwithstanding the provisions of Section 3.1 of this Agreement, this Agreement shall terminate automatically upon Employee's termination of employment for Good Reason. The term "Good Reason" shall mean (i) a material reduction in salary or benefits (ii) a reassignment which assigns full-time employment duties to Employee at a location more than thirty-five (35) miles from Susquehanna Community Bank’s corporate headquarters in West Milton, Pennsylvania on the date of this Agreement (the “West Milton Location”), (iii) a reduction in any material respect and without Employee’s consent of the authority, duties and responsibilities of Employee, (iv) the receipt of a written notice of non-renewal from the Company to Employee pursuant to Section 3.1 of this Agreement or (v) any other material breach or default by the Corporation or the Bank under any term or provision of this Agreement which is not cured within thirty (30) days after Employee gives the Corporation or the Bank, as applicable, written notice of such breach.

If such termination occurs for Good Reason, then Bank shall pay Employee all such benefits as are set forth in Section 7 of this Agreement.

3.4            Death. Notwithstanding the provisions of Section 3.1 of this Agreement, this Agreement shall terminate automatically upon Employee's death and Employee's rights under this Agreement shall cease as of the date of such termination, except that (i) the Bank shall pay to Employee's spouse, personal representative, or estate (the “Beneficiary”) the unpaid portion, if any, of his Annual Base Salary prorated through date of death and the balance of the payments (if any) owing pursuant to Section 17(b) below, and (ii) the Bank shall provide to Employee's dependents any benefits due under the Bank's employee benefit plans, including the value of accrued but unused vacation as of such date.

3.5            Disability. If Employee becomes disabled because of sickness, physical or mental disability, the Corporation and the Bank shall have the option to terminate this Agreement by giving thirty (30) days written notice of termination to Employee; provided, however that Employee shall continue to be eligible for benefits under the Bank's long term disability insurance plan. Employee shall be deemed to have become "disabled" at such time as he qualifies (after expiration of any applicable waiting period) to receive benefits for partial or total disability under the Bank's employee long term disability insurance plan. If Employee's employment shall be terminated by reason of his disability, the Bank shall pay Employee his then current Annual Base Salary prorated through the date of termination, together with the amount of any unreimbursed business expenses as of the date of termination, plus the value of accrued but unused vacation as of such date and, except as otherwise provided in this Section 3.5 or Section 4.7, the parties shall have no further obligation to the each other under this Agreement.

4.              Employment Period Compensation, Benefits and Expenses.

4.1            Annual Base Salary. For services performed by Employee under this Agreement, Bank shall pay Employee an annual base salary during the Employment Period at the rate of Two hundred, seventy-thousand dollars ($270,000) per year, minus applicable withholdings and deductions, payable at the same times as salaries are payable to other employees of the Bank ("Annual Base Salary"). The Annual Base Salary shall be reviewed annually by the Corporation and the Bank and may be increased from time to time but shall not be decreased in any event. Employee's Annual Base Salary, and any and all such increases, shall be deemed to constitute amendments to this Section 4.1 to reflect the increased amounts, effective as of the date established for such increases by the Corporation and the Bank, as the new Annual Base Salary. In reviewing adjustments to Annual Base Salary, the Corporation and the Bank shall consider relevant market data regarding the performance of the Employee.

4.2            Bonus. The Corporation and the Bank may provide for the payment of an annual bonus to the Employee as it deems appropriate to provide incentive to the Employee and to reward the Employee for Employee’s performance. Such bonus may, but need not be, determined in accordance with any approved incentive bonus programs. The payment of any such bonuses will not reduce or otherwise affect any other obligation of the Corporation or the Bank to the Employee provided for in this Agreement.

4.3            Vacations, Holiday, etc. During the term of this Agreement, Employee shall be entitled to be paid annual vacation in accordance with the policies as established from time to time by the Board of Directors of the Bank, but in no event less than five (5) weeks during each calendar year. However, Employee shall not be entitled to receive any additional compensation from Bank for failure to take a vacation, nor shall Employee be able to accumulate unused vacation time from one year to the next. The Employee shall also be entitled to all paid holidays, sick days and personal days provided by the Bank to its regular full-time employees.

4.4            Employee Benefit Plans. During the term of this Agreement, the Employee shall be eligible to participate in or receive benefits under all Bank employee benefit plans including, but not limited to, any pension plan, profit-sharing plan, savings plan, life insurance plan, medical/health insurance plan, disability insurance plan and other health and welfare benefits as made available by the Bank to its full time employees generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, and provided, further that such participation does not violate any state or federal law, rule or regulation. Employee shall immediately vest in the Bank’s 401(k) plan.

4.5            Business Expenses. During the term of this Agreement, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee, which are properly accounted for, in accordance with the policies and procedures established by the Corporation or the Bank for their employees.

4.6            Car Allowance. During the term of this Agreement, Executive shall be entitled to a monthly car allowance in the amount of seven hundred fifty dollars ($750), payable in accordance with the Bank’s regular payroll practices.

4.7            Location of Employment. Employee shall be based full-time at the West Milton Location. The Employee will be required to travel to the Corporation’s headquarters located in Wellsboro, Pennsylvania no more than six (6) days per month.

4.8            Incentive Compensation. During the Employment Period, Employee shall be entitled to annual incentive compensation pursuant to the terms of, the Corporation’s Annual Performance Incentive Award Plan and the Corporation's 2023 Equity Incentive Plan, and any amount awarded to Employee under such plans shall be paid to Employee in accordance with the provisions of such plans.

4.9            Supplemental Executive Retirement Plan. On the Effective Date, the Bank will assume the obligations of Susquehanna Community Bank in relation to the Supplemental Executive Retirement Plan established under that certain agreement dated January 1, 2013, by and between West Milton State Bank (now “Susquehanna Community Bank”) and Executive as amended by instrument dated July 12, 2016.

5.              Termination of Employment Pursuant to a Change in Control - Definitions.

5.1            Any of the following events occurring during the period commencing with the date of a "Change in Control" (as defined in Section 5.2 of this Agreement) and ending on the second anniversary of the date of the Change in Control, shall constitute a "Termination Pursuant to a Change in Control" for purposes of this Agreement:

a)              Employee's employment is terminated by the Corporation or Bank or any acquirer or successor thereof without Cause; or

b)              Employee terminates Employee's employment for Good Reason.

5.2            As used in this Agreement, "Change in Control" shall mean the occurrence immediately of any of the following:

a)              the consummation of (I) a merger, consolidation, division or other fundamental transaction involving the Corporation or the Bank, (II) a sale, exchange, transfer or other disposition of substantially all of the assets of the Corporation or the Bank to any entity which is not a direct or indirect subsidiary of the Corporation, or (III) a purchase by the Corporation or the Bank of substantially all of the assets of another entity; unless (Y) such merger, consolidation, division, sale, exchange, transfer, purchase, disposition or other transaction is approved in advance by eighty percent (80%) or more of the members of the Board of Directors of the Corporation who are not interested in the transaction and (Z) a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and a majority of the Board of Directors of such entity's parent corporation, if any, are former members of the Board of Directors of the Corporation; or

b)              any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Corporation, a direct or indirect subsidiary of the Corporation, or a person who is the beneficial owner of more than twenty-five percent (25%) of the Corporation's outstanding securities on the date of this Agreement becomes the "beneficial owner" (as defined in Rule l3d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of Corporation's then outstanding securities; or

c)              during any period of two (2) consecutive years during the term of Employee's employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Corporation cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

d)              any other change in control of the Corporation or the Bank similar in effect to any of the foregoing.

6.              Rights in the Event of a Termination Pursuant to a Change in Control.

6.1            Right to Compensation. In the event of a Termination Pursuant to a Change in Control, Employee shall be entitled to receive the compensation and benefits set forth below:

a)              Employee shall be paid, within twenty (20) days following termination, a lump sum cash payment equal to two (2.0) times the sum of (1) the highest Annual Base Salary during the immediately preceding three calendar years and (2) the highest cash bonus and other cash incentive compensation earned by Employee with respect to one of the three calendar years immediately preceding the year of termination. The amount shall be subject to federal, state, and local tax withholdings.

b)              Employee’s SERP benefit shall accelerate to the amount payable as if Employee’s termination occurred on January 31, 2029.

c)              For a period of eighteen (18) months from the date of termination of employment, Employee shall be permitted to continue participation in and the Bank shall maintain the same level of contribution for Employee's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Employee during the one (1) year prior to his termination of employment, or, if Bank is not permitted by the insurance carriers to provide such benefits because Employee is no longer an employee, a dollar amount equal to the cost to Employee of obtaining such benefits (or substantially similar benefits).

6.2            Mitigation. Employee shall not be required to mitigate any payment or benefit provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 6 be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

6.3            Limitation on Payment and Benefits.

a)              Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control occurs and it shall be determined that any payment or distribution by the Corporation or its affiliates to or for the benefit of the Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise ("Total Payments") would otherwise exceed the amount (the "Safe Harbor Amount") that may be received by the Employee without the imposition of an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") and the Department of the Treasury (the "Department") Regulations relating thereto, then the Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance with the applicable provisions of section 280G of the Code, does not exceed the greater of the following dollar amounts (the "Benefit Limit"):

I)              the Safe Harbor Amount, or

II)             the greatest after-tax amount payable to the Employee after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.

b)              All determinations to be made under this Section 6.3 shall be made by an independent public accounting firm chosen by the Corporation (the "Accounting Firm").

c)              In the event the Internal Revenue Service notifies the Employee of an inquiry with respect to the applicability of section 280G of the Code or section 4999 of the Code to any payment by the Corporation or its affiliates, or assessment of tax under section 4999 of the Code with respect to any payment by the Corporation or its affiliates, the Employee shall provide notice to the Corporation of such inquiry or assessment within ten (10) days, and shall take no action with respect to such inquiry or assessment until the Corporation has responded thereto (provided such response is timely with respect to the inquiry or assessment). The Corporation shall have the right to appoint an attorney or accountant to represent the Employee with respect to such inquiry or assessment, and the Employee shall fully cooperate with such representative as a condition of the Agreement with respect to such inquiry or assessment.

d)              All of the fees and expenses of the Accounting Firm in performing the determinations referred to in Section 6.3(b) or any attorney or accountant appointed to represent the Employee pursuant to Section 6.3(c) shall be borne solely by the Corporation.

e)              To the extent a reduction to the Total Payments is required to be made in accordance with this Section 6.3, such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to the Employee. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to the Employee. Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis, but not below zero.

7.              Rights in Event of Termination of Employment Absent Change in Control.

a)              If Employee's employment is involuntarily terminated by the Corporation or the Bank without Cause or is terminated by Employee for Good Reason pursuant to Section 3.3 (other than a Termination Pursuant to a Change in Control), then Bank shall pay (or cause to be paid) to Employee, within twenty (20) days following termination, a lump sum cash payment equal to two (2) times the sum of (l) the highest Annual Base Salary during the immediately preceding three calendar years and (2) the highest cash bonus and other cash incentive compensation earned by Employee with respect to one of the three calendar years immediately preceding the year of termination (the “Severance Payment”). The Severance Payment shall be subject to federal, state and local tax withholdings. In addition, Employee’s SERP benefit shall accelerate to the amount payable as if Employee’s termination occurred on January 31, 2029. In addition, for a period of eighteen (18) months from the date of termination of employment, Employee shall be permitted to continue participation in, and the Bank shall maintain the same level of contribution for, Employee's participation in the Bank's life, disability, medical/health insurance and other health and welfare benefits in effect with respect to Employee during the one (1) year prior to his termination of employment, or, if Bank cannot provide such benefits because Employee is no longer an employee, a dollar amount equal to the cost to Employee of obtaining such benefits (or substantially similar benefits). In addition, if permitted pursuant to the terms of the plan, Employee shall receive additional retirement benefits to which he would have been entitled had his employment continued through the then remaining term of the Employment Period.

b)              Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, nor shall the amount of payment or the benefit provided for in this Section 7 be reduced by any compensation earned by Employee as the result of employment by another employer or by reason of Employee's receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.              Non-Disparagement. Following the termination of the Employee's employment, the Employee shall not make any public statements which disparage the Corporation or Bank and the Corporation and the Bank shall not make any public statements that disparage the Executive. Notwithstanding the foregoing, nothing in this Section shall prohibit Employee from making truthful statements when required by order of a court or other governmental or regulatory body having jurisdiction.

9.              Rules, Regulations and Policies. Employee shall abide by and comply in all material respects with all of the rules, regulations, and policies of the Corporation and the Bank, including without limitation the Bank’s policy of strict adherence to, and compliance with, any and all confidentiality obligations and requirements of the banking, securities, and antitrust laws and regulations.

10.            Release. Notwithstanding any other provision of this Agreement, any severance or termination payments or benefits herein described are conditioned on the Employee's execution and delivery to the Corporation and Bank of an effective general release agreement in the form attached hereto as Exhibit A, as such form may be modified by the Corporation, in a manner consistent with the requirements of the Older Workers Benefit Protection Act and any applicable state law. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Employee's execution of the release, directly or indirectly, result in the Employee designating the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year.

11.            Preemptive Considerations. Notwithstanding anything to the contrary set forth herein:

a)              If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Corporation's or Bank's affairs by a notice served under Section 8(e)(3) or (g)(l) of the Federal Deposit Insurance Act (12) U.S.C. 1818(e)(3) and (g)(1) or any amendments or supplements thereto, the obligations of the Corporation and Bank under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Corporation and Bank may in its discretion (i) pay the Employee all or part of the compensation withheld while this Agreement's obligations were suspended, and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

b)              If the Employee is removed and/or permanently prohibited from participating in the conduct of the Corporation's or Bank's affairs by an order issued under Section 8(e)(4) or (g)(l) of the Federal Deposit Insurance Act (12) U.S.C. 1818(e)(4) or (g)(l ) or any amendments or supplements thereto, or equivalent provisions relating to a regulator with supervisory authority over the Corporation or Bank, all obligations of the Corporation or Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

c)              If the Corporation or Bank is in default (as defined in Section 3(x)(1) of the Federal Deposit Insurance Act or equivalent provisions relating to a regulator with supervisory authority over the Corporation or Bank), all obligations under this Agreement shall terminate as of the date of default, but this Section 12(c) shall not affect any vested rights of the parties.

12.            Indemnification; Liability Insurance. The Corporation and the Bank shall indemnify the Employee, to the fullest extent permitted by Pennsylvania law, with respect to any threatened, pending or contemplated action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of the Corporation and the Bank or is or was serving at the written request of the Corporation as a director, officer, employee or agent of another person or entity. The Employee's right to indemnification provided herein is not exclusive of any other rights to which Employee may be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall continue beyond the term of this Agreement. The Corporation shall use commercially reasonable efforts to obtain insurance coverage for the Employee under an insurance policy covering officers and directors of the Corporation and its subsidiaries and affiliates against lawsuits, arbitrations or other legal or regulatory proceedings; however, nothing herein shall be construed to require Corporation to obtain such insurance if the Corporation determines that such coverage cannot be obtained at a reasonable price.

13.            Notices. Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Employee's address, in the case of notices to Employee, and to the principal executive office of the Corporation, in the case of notice to the Corporation or the Bank.

14.            Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an executive officer specifically designated by the Board of Directors of the Corporation. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.            Assignment. This Agreement shall not be assignable by any party, except by Bank and the Corporation to any successor in interest to its business.

16.            Entire Agreement. Upon the Effective Date, this Agreement shall contain the entire agreement of the parties relating to the subject matter of this Agreement and shall supersede and replace the Susquehanna Employment Agreement and any prior written or oral agreements between them respecting the within subject matter.

17.            Successors; Binding Agreement.

a)              The Corporation and the Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and the Bank would be required to perform it if no such succession had taken place. As used in this Agreement, "Corporation" and "Bank" shall mean the Corporation and the Bank, as defined previously and any successor to its respective business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

b)              This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, Beneficiary, executors, administrators, heirs, distributees, devisees or legatees.

18.            Arbitration. The Corporation, the Bank and Employee recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, with the exception of the non-disparagement and non-disclosure provisions in Sections 9 and 10, which the Corporation and/or the Bank may seek to enforce in any court of competent jurisdiction, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted to resolution, in Harrisburg, Pennsylvania, to the American Arbitration Association (the "Association") in accordance with the Association's National Rules for the Resolution of Employment Disputes or other applicable rules then in effect ("Rules"). The Corporation, the Bank or Employee may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules. The Corporation, the Bank and Employee may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association's pool. The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of act, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, the Corporation, Bank and Employee shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

19.            Legal Expenses. Bank will pay to the Employee all reasonable legal fees and expenses when incurred by the Employee in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith and is successful on the merits.

20.            Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.            Applicable Law. This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.            Headings. The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

23.            409A Safe Harbor.

23.1           General. It is intended that this Agreement shall comply with the provisions of section 409A of the Code and the Department of the Treasury (the "Department") Regulations relating thereto, or an exemption to section 409A of the Code. Any payments that qualify for the "short-term deferral" exception or another exception under section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the section 409A of the Code deferral election rules and the exclusion under section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under section 409A of the Code. In no event may the Employee, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Department Regulations (or such later time as may be permitted under section 409A or any Internal Revenue Service or Department rules or other guidance issued thereunder), the Corporation may, in consultation with the Employee, modify the Agreement in order to cause the provisions of the Agreement to comply with the requirements of section 409A of the Code, so as to avoid the imposition of taxes and penalties on the Employee pursuant to section 409A of the Code.

23.2           In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement of in-kind benefits is not subject to liquidation or exchange for another benefit.

23.3           Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if the Employee is considered a "specified employee" for purposes of section 409A of the Code (as determined in accordance with the methodology established by the Corporation and the Bank as in effect on the date of termination), (i) any payment that constitutes nonqualified deferred compensation within the meaning of section 409A of the Code that is otherwise due to the Employee under this Agreement during the six-month period following his separation from service (as determined in accordance with section 409A of the Code) shall be accumulated and paid to Employee on the first business day of the seventh month following his separation from service (the "Delayed Payment Date") and (ii) in the event any equity compensation awards held by the Employee that vest upon termination of the Employee's employment constitute nonqualified deferred compensation within the meaning of section 409A of the Code, the delivery of shares of common stock (or cash) as applicable in settlement of such award shall be made on the earliest permissible payment date (including the Delayed Payment Date) or event under section 409A on which the shares (or cash) would otherwise be delivered or paid. The Employee shall be entitled to interest on any delayed cash payments from the date of termination to the Delayed Payment Date at a rate equal to the applicable federal short-term rate in effect under Code section 1274(d) for the month in which the Employee's separation from service occurs. If the Employee dies during the postponement period, the amounts and entitlements delayed on account of section 409A of the Code shall be paid to the person designated by the Employee in writing for this purpose, or in the absence of any such designation, to (i) his spouse if she survives him, or (ii) to his estate if his spouse does not survive him, on the first to occur of the Delayed Payment Date or 30 days after the date of the Employee's death. The foregoing shall apply only to those payments required hereunder, if any, that do not qualify as short term deferrals or an exempt pay arrangement under section 409A.

24.            Recoupment Policy. The Employee agrees that the Employee will be subject to any compensation clawback or recoupment policies that may be applicable to Employee as an employee of the Corporation or Bank, as in effect from time to time and as approved by the Board of Directors or a duly authorized committee thereof, whether or not approved before or after the effective time of this Agreement.

25.            Survival. Notwithstanding anything contained herein to the contrary, Employee's obligations under Sections 8, 9, 10, and 25 shall continue despite the expiration of the term of this Agreement or its termination.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of date first above written.

ATTEST:	CITIZENS & NORTHERN CORPORATION

/s/ Elizabeth Pivirotto	By:	/s/ J. Bradley Scovill

ATTEST:	CITIZENS & NORTHERN BANK

/s/ Elizabeth Pivirotto	By:	/s/ J. Bradley Scovill

WITNESS:	EMPLOYEE

/s/ Karla S. Landis	/s/ David S. Runk
Name: David S. Runk

EXHIBIT A

Separation Agreement and General Release

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this "Agreement'') is made by and between David S. Runk (the "Employee"), Citizens & Northern Corporation, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (the "Corporation'') and Citizens & Northern Bank, a Pennsylvania chartered bank (the "Bank").

WHEREAS, the Employee, the Corporation and the Bank entered into an Employment Agreement dated April 23, 2025 (the "Employment Agreement") that sets forth the terms and conditions of the Employee's employment with the Corporation and the Bank, including the circumstances under which the Employee is eligible to receive severance pay.

NOW, THEREFORE, the Employee, the Corporation and the Bank each intending to be legally held bound, hereby agree as follows:

1.              Consideration. In consideration for a release of claims and other promises and covenants set forth herein, the Corporation and the Bank agree to pay the Employee such consideration as is specified in Sections 6 and 7 of the Employment Agreement in accordance with the terms and conditions of the Employment Agreement.

2.              Employee's Release. The Employee on the Employee's own behalf and together with the Employee's heirs, assigns, executors, agents and representatives hereby generally releases and discharges the Corporation and the Bank and their respective subsidiaries, affiliates and the respective predecessors, successors (by merger or otherwise) and assigns of any of the foregoing, together with each and every present, past and future officers, managers, directors, shareholders, members, general partners, limited partners, employees and agents of any of the foregoing, and the heirs and executors of any of the foregoing (herein collectively referred to as the "Releasees") from any and all suits, causes of action, complaints, obligations, demands, common law or statutory claims of any kind, whether in law or in equity, direct or indirect, known or unknown (hereinafter "Claims"), which the Employee ever had or now has against the Releasees, or any one of them occurring up to and including the date of this Agreement. Notwithstanding anything herein to the contrary, the Employee's release is not and shall not be construed as a release of any future claim by the Employee against the Corporation or the Bank, nor shall it be a release of (i) any claims to enforce this Agreement or applicable sections of the Employment Agreement; (ii) any claims relating to vested rights in retirement, benefits or equity plans; (iii) any claims for indemnity in connection any claim or threatened claim against Employee arising from his employment; (iv) any claim for unemployment compensation or workers compensation or any other claim that cannot lawfully be released by private agreement.

This release specifically includes, but is not limited to:

a) any and all Claims for wages and benefits including, without limitation, salary, stock options, stock, royalties, license fees, health and welfare benefits, severance pay, vacation pay, and bonuses;

b) any and all Claims for wrongful discharge, breach of contract, whether express or implied, and Claims for breach of implied covenants of good faith and fair dealing;

c) any and all Claims for alleged employment discrimination on the basis of race, color, religion, sex, age, national origin, veteran status, disability and/or handicap, in violation of any federal, state or local statute, ordinance, judicial precedent or Employee order, including but not limited to claims for discrimination under the following statutes: Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. §1981; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq.; the Older Workers Benefit Protection Act 29 U.S.C. §§623, 626 and 630; the Rehabilitation Act of 1972, as amended, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C.§12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Fair Labor Standards Act, as amended, 29 U.S.C. §201, et seq.; the Fair Credit Reporting Act, as amended, 15 U.S.C. §1681, et seq.; and the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1000, et seq. ("ERISA") or any comparable state statute or local ordinance;

d) any and all Claims under any federal or state statute relating to employee benefits or pensions;

e) any and all Claims in tort, including but not limited to, any Claims for assault, battery, misrepresentation, defamation, interference with contract or prospective economic advantage, intentional or negligent infliction of emotional distress, duress, loss of consortium, invasion of privacy and negligence; and

f) any and all Claims for attorneys' fees and costs.

3.              Acknowledgment. The Employee understands that the release of Claims contained in this Agreement extends to all of the aforementioned Claims and potential Claims which arose on or before the date of this Agreement, whether now known or unknown, suspected or unsuspected, and that this constitutes an essential term of this Agreement. The Employee further understands and acknowledges the significance and consequences of this Agreement and of each specific release and waiver, and expressly consents that this Agreement shall be given full force and effect to each and all of its express terms and provisions, including those relating to unknown and uncompensated Claims, if any, as well as those relating to any other Claims specified herein.

4.              Remedies. All remedies at law or in equity shall be available to the Releasees for the enforcement of this Agreement. This Agreement may be pleaded as a full bar to the enforcement of any Claim that the Employee may assert against the Releasees. The non- prevailing party in any litigation shall pay for the prevailing party's costs and expenses of litigation including without limitation the prevailing party's attorney's fees.

5.              No Admission. Neither the execution of this Agreement by the Corporation and the Bank, nor the terms hereof, constitute an admission by the Corporation or the Bank of any liability to the Employee.

6.              Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and shall be binding upon their respective heirs, executors, administrators, successors and assigns. In the event there is any inconsistency between the terms of this Agreement and the Employment Agreement, the terms of this Agreement shall control.

7.              Severability. If any term or provision of this Agreement shall be held to be invalid or unenforceable for any reason, then such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating the remaining terms or provisions hereof, and such term or provision shall be deemed modified to the extent necessary to make it enforceable.

8.              Employee's Representation. The Employee represents and warrants that he has not assigned any claim that he purports to release hereunder and that he has the full power and authority to enter into this Agreement and bind each of the persons and entities that the Employee purports to bind. The Employee further represents and warrants that he is bound by, and agrees to remain bound by, the Employee's post-employment obligations set forth in the Employment Agreement.

9.              Amendments. Neither this Agreement nor any term hereof may be changed, waived, discharged, or terminated, except by a written agreement signed by the parties hereto.

10.            Governing Authority. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of conflicts of laws of any jurisdiction. The Employee agrees that the Corporation and the Bank shall have the right to commence and maintain an action hereunder in the state and federal courts appropriate for the location at which the Corporation maintains its corporate offices, and the Employee hereby submits to the jurisdiction and venue of such courts.

11.            Fees and Costs. The parties shall bear their own attorneys' fees and costs.

12.            Counterparts. This Agreement may be executed in counterparts.

13.            Legally Binding. The terms of this Agreement contained herein are contractual, and not a mere recital.

IN WITNESS WHEREOF, the Employee, acknowledging that he is acting of his or her own free will after having had the opportunity to seek the advice of counsel and a reasonable period of time to consider the terms of this Agreement, and the Corporation and the Bank, have caused the execution of this Agreement as of this day and year written below.

EMPLOYEE

By:

Name:	David S. Runk

Date:

CITIZENS & NORTHERN CORPORATION	CITlZENS & NORTHERN BANK

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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